Exhibit 99.1

                    MID PENN BANCORP, INC. DECLARES DIVIDEND
                       AND REPORTS FIRST QUARTER EARNINGS

         (Millersburg, PA) - The Board of Directors of Mid Penn Bancorp, Inc. (AMEX: MBP), parent company of Mid Penn Bank, has declared a quarterly cash dividend of 20 cents per share, payable Monday, May 23, 2005, to shareholders of record Wednesday, May 11, 2005.

         Mid Penn Bancorp, Inc. also announced earnings for the first quarter of 2005 of $1,017,000 compared to $1,086,000 earned in the first quarter of 2004. Earnings per share were $.32 per share compared to $.34 per share for the first quarter of 2004. Despite an improving interest margin, earnings were lower in the first quarter of 2005 compared to the same quarter of 2004 due primarily to realized gains on the sale of investment securities which took place in the first quarter of 2004. There were no securities sold during the first quarter of 2005.

         Total assets at the end of the first quarter of 2005 were approximately $403 million, versus $378 million the prior year, an increase of 6.6%. Total loans of $281 million increased by $41 million or 17.1% at March 31, 2005, compared to the prior year. Total deposits as of the same date were $299 million compared to $290 million the prior year, an increase of 3.1%.

         Mid Penn Bank has been an independently owned community bank since 1868 and is committed to remaining a progressive, independent community bank offering a full line of business, personal and trust services.

         Mid Penn Bancorp, through its subsidiary, Mid Penn Bank, operates 11 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit Mid Penn's website at www.midpennbank.com and view the Investor Relations page where comprehensive investor information is available concerning Mid Penn Bancorp, Inc.